Exhibit 99.2

PISHPOSH, INC.

AMENDED AND RESTATED

COMPENSATION COMMITTEE CHARTER

A.          PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PishPosh, Inc. (the “Company”) is to oversee the discharge of the responsibilities of the Board relating to compensation and evaluation of the Company’s executive officers.

B.          COMPOSITION OF THE COMMITTEE

1.         Number.  The Committee shall consist of two or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the NYSE American (“NYSE”), and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.         Independence.  Each member of the Committee must satisfy the independence requirements under applicable stock exchange rules, subject to any permitted transition period or exemption.

3.         Chair.  Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

4.         Compensation.  The compensation of Committee members shall be as determined by the Board.

5.         Selection and Removal.  Members of the Committee shall be appointed by the Board.  The Board may remove members of the Committee from such committee, with or without cause.

C.          AUTHORITY AND RESPONSIBILITIES

General

The Committee shall discharge its responsibilities and shall assess the information provided to it by the Company’s management and others, in accordance with its business judgment.

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Compensation Matters

1.        Executive Officer Compensation.  The Committee shall review and approve, or recommend for approval by the Board, the compensation of the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers, including: salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits, and other forms of executive officer compensation.  To the extent required by applicable stock exchange rules, the Committee shall review and approve the corporate goals and objectives with respect to the compensation of the CEO and will evaluate the CEO’s performance in light of these goals and objectives and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board), will set the CEO’s compensation.  The Committee shall meet without the presence of the CEO when approving or deliberating on such CEO’s compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other executive officer compensation. The Committee may also review, consider and approve salary, bonus, incentive, and equity compensation of executive officers other than the CEO. The CEO may be present during the voting or deliberations on the compensation of executive officers other than the CEO if the Committee so desires.

2.        Plan Recommendations and Approvals.  The Committee shall periodically review and approve new compensation and employee benefit plans that are not subject to stockholder approval or approval by the Board, review and approve changes to existing compensation and employee benefit plans to the extent stockholder or Board approval of such changes is not required, make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans subject to stockholder or Board approval, oversee the activities of the individuals and committees responsible for overseeing the Company’s compensation and employee benefit plans and discharge any responsibilities imposed on the Committee by any of these plans.

3.        Administration of Equity-Based Plans.  The Committee shall exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof and to grant options and make stock awards thereunder, except to the extent the terms of any such plan require administration by the full Board.  To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or directors of the Company.  The Committee shall approve, or recommend for approval by the Board, any inducement awards to be granted in reliance on the exemption from stockholder approval contained applicable stock exchange rules.

4.          Director Compensation.  The Committee shall periodically review and make recommendations to the Board with respect to director compensation.

5.          Review and Discussion of Compensation Discussion and Analysis; Recommendation to Board.  To the extent that the Company is required to include the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K (“CD&A”) in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C (collectively, the “Proxy Documents”), the Committee shall review and discuss with management the Company’s CD&A and shall consider whether it will recommend to the Board that the Company’s CD&A be included in the Proxy Documents.

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6.           Compensation Committee Report.  If required, the Committee shall prepare the annual Compensation Committee Report pursuant to Item 407(e)(5) of Regulation S-K.

7.           Compensation Consultants, Counsel and Other Advisors.  The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of such compensation consultants, legal counsel and other advisors as the Committee deems necessary or appropriate to carry out its responsibilities.  In connection with retaining or obtaining the advice of such consultants, counsel and advisors, other than in-house legal counsel, the Committee shall take into consideration the factors affecting independence required by applicable laws, Securities and Exchange Commission rules and applicable stock exchange rules.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any consultants, counsel and advisors that it retains.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such consultants, counsel and advisors as established by the Committee.

8.           Additional Duties.  In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and applicable stock exchange rules.

D.          PROCEDURES AND ADMINISTRATION

1.           Meetings.  The Committee shall meet as often as it deems necessary in order to perform its responsibilities, but no less frequently than once every fiscal quarter.  The Committee may also act by unanimous written consent in lieu of a meeting.  The Committee shall keep such records of its meetings as it shall deem appropriate.

2.           Subcommittees.  The Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and the rules and regulations thereunder).

3.           Reports to Board.  The Committee shall report regularly to the Board.

4.           Charter.  The Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval with such frequency as required by applicable stock exchange rules. If required by the rules of the SEC or NYSE, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

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5.           Investigations.  The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

6.           Self-Evaluation.  The Committee shall evaluate its own performance with such frequency as required by applicable stock exchange rules.

7.           Amendments. Any amendment or other modification of this Charter shall be made and approved by the full Board.

Effective Date: November 27, 2023

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